EXHIBIT 99.1

PRESS RELEASE

Date:     July 21, 2004

CONTACTS:

David P. Kershaw	Joseph M. Russo
Executive Vice President &	Vice President
Chief Financial Officer	Marketing and Investor Relations
315-475-4478	315-475-6710

ALLIANCE FINANCIAL REPORTS SECOND QUARTER EARNINGS

SYRACUSE, NEW YORK {July 21, 2004}

Alliance Financial Corporation (Nasdaq: ALNC), parent of Alliance Bank, N. A., reported net income of $1.7 million and diluted earnings per share of $0.48 for the quarter ended June 30, 2004. When compared with the same period in 2003, both net income and diluted earnings declined 37%, the result of the 2003 second quarter earnings inclusion of the nearly $1 million net premium received by the Bank in connection with the sale of it’s Whitney Point Branch. Net income and diluted earnings per share for the three months ended June 30, 2003 were $2.8 million and $0.77, respectively. Excluding the premium received from the 2003 second quarter net income, net income for this year’s second quarter by comparison declined 4.8%, in large part reflecting the increased overhead expense associated with the Bank’s 2004 branch expansion program. Comparing the six months ended June 30, 2004 to June 30, 2003, net income was $3.6 million and $4.5 million, respectively, and diluted earnings per share were $1.00 and $1.26, respectively. When excluding the premium received on the branch sale from the 2003 results, 2004 net income increased 3.3% for the comparable six-month periods.

The Company also reported that its return on average assets for the second quarter 2004 was 0.81%, compared with 1.43% reported in the second quarter of 2003, while its return on average equity at 10.48% compared with a 17.06% return reported for the same period in 2003.

“We are pleased that in the second quarter Alliance Bank reached record levels of deposits and loans, resulting in an increase in our net interest income,” said Jack H. Webb, Chairman, President and Chief Executive Officer of Alliance Financial Corporation. “We also benefited from improved asset quality, which was highlighted by our net loans charged-off rate during the quarter equal to zero percent. The initial impact on earnings from our branch expansion is in line with expectations. The strong response to our newest branches confirms that the Syracuse market holds significant opportunity for us. During the third quarter, we intend to announce additional locations to broaden further our coverage of Onondaga County.”

Year-over-year second quarter 2004 net interest income increased 6.6% to $7.1 million, the result of an $87 million, or 12.1%, increase in average earning assets that generated revenue more than offsetting the negative impact resulting from a 19-basis-point decline in the net interest margin. The increase in average earning assets was primarily attributable to a 13.9% growth rate in average loans over the prior year second quarter. A decline of 56 basis points in overall earning asset yields, chiefly attributable to lower yields on the residential mortgage and indirect auto loan portfolios, contrasted with a 42-basis-point decline in the average rate paid on interest bearing liabilities.

The Bank’s provision for loan loss expense declined from $608,000 reported in the second quarter of 2003 to $165,000 for the quarter ended June 30, 2004. The decline reflected overall improvement in loan portfolio quality indicators over the past twelve months, highlighted by a significant decline in loan losses. Net loans charged off, as a percentage of average annualized loans, were 0.00% for the quarter ended June 30, 2004, declining from 0.29% for the quarter ended June 30, 2003. Loan delinquency, as measured by the percentage of loans past due 30 days or more and nonaccruing to total loans, ended the second quarter of 2004 at 1.45%, up slightly from 1.32% reported at March 31, 2004, but well below the 2.07% rate reported a year earlier. The Bank’s level of criticized loans was 21.2% of the Company’s combined capital plus the allowance for loan losses during the 2004 second quarter, up from 16.1% in this year’s first quarter, but down from the 24.4% reported in last year’s second quarter. At June 30, 2004, the ratio of non-performing loans to total loans was 0.82%, down 32.8%, from the 1.22% ratio reported a year earlier.

Non-interest income for the 2004 second quarter reflected increased service fees on deposit accounts, growth in trust and brokerage revenues, and increased other recurring fee income compared to the 2003 second quarter. Total non-interest income for the quarter ended June 30, 2003, that included the premium on the sale of the Bank’s Whitney Point branch along with a higher investment security gains, was 45% above that reported in the quarter ended June 30, 2004. Non interest expense for the comparable periods increased 15.4%, with increased costs associated with the bank’s opening of two new branches during this year’s first quarter contributing to the increase.

As of June 30, 2004, total assets were $856.7 million, increasing $75.6 million, or 9.7%, compared with June 30, 2003. The growth in assets over the past 12 months reflects a $62 million, or 14.1%, increase in loans, and an increase of $15.7 million, or 5.4%, in the investment portfolio. The loan portfolio growth during the last 12 months reflects increases in indirect auto, commercial, and residential mortgage loans, as well as increased outstanding balances on home equity lines of credit. At June 30, 2004, deposits of $626 million were up 15.4% compared with a year ago, with the growth rate positively impacted by the build in overall retail deposits supported by the 2004 new branch openings, as well as strong growth in commercial and public fund deposits. Borrowings of $158 million at June 30, 2004 were comparable with those reported at June 30, 2003.

Shareholders’ equity at June 30, 2004 was $64.3 million, or 7.5% of assets, compared with $67.2 million, 8.6% of assets on the same date the prior year. The decline of $2.9 million, or 4.3%, in shareholders’ equity over the past 12 months reflects a reduction in accumulated other comprehensive income due to a decline in the market value of the Company’s investment portfolio, offset in part by the addition of net income after payment of dividends, and proceeds from the issuance of common stock in connection with the exercise of stock options. On June 17, 2004, the Company declared its regular quarterly dividend of $0.21 per share. The dividend was paid on July 9, 2004.

For a copy of this release including second quarter 2004 performance highlights and supporting financial information, please refer to the “Press Releases” section of the “Investor Information” module on the Company’s website at www.alliancebankna.com.

Alliance Financial Corporation is the parent bank holding company of Alliance Bank, N.A., that provides banking, commercial leasing, trust and investment services through 20 office locations in Cortland, Madison, Oneida and Onondaga counties.

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Alliance Financial Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) an increase in competitive pressure in the banking industry; (2) changes in the interest rate environment reduce margins; (3) changes in the regulatory environment; (4) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality; (5) changes in business conditions and inflation; (6) changes in the securities markets; (7) changes occur in technology used in the banking business; (8) the ability to maintain and increase market share and control expenses; and (9) other factors detailed from time to time in the Company’s SEC filings.